Exhibit 1.01
Allegro MicroSystems, Inc. – 2022 Conflict Minerals Report
Introduction
This Conflict Minerals Report of Allegro MicroSystems, Inc. (the “Company”, “Allegro”, “we”, or “our”), for the year ended December 31, 2022 (the “Report”), is presented in compliance with Rule 13p-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This Report should be read in conjunction with the definitions set forth by U.S. Securities and Exchange Commission (“SEC”) within the Form SD – Specialized Disclosure Report – Instructions. “Conflict Minerals” or “3TG” refers to the four specific metals, tantalum, tin, tungsten, and gold, regardless of country of origin or whether they benefit, or finance, armed conflict and violence.
Rule 13p-1 of the Exchange Act imposes reporting obligations for SEC reporting companies whose products contain Conflict Minerals that are necessary to the functionality or production of their products. Such companies must, in good faith, conduct a reasonable country of origin inquiry (the “RCOI”) designed to determine the country of origin of the Conflict Minerals. If the Conflict Minerals necessary for the functionality or production of a company’s products may have originated in the Democratic Republic of the Congo, and adjoining countries (the “Covered Countries”), and may not be solely from recycled or scrap resources, a company must also conduct due diligence on the source and chain of custody of those Conflict Minerals to determine if the Conflict Minerals benefitted, or financed, armed conflict and violence.
For the year ended December 31, 2022, the Company has determined that Conflict Minerals were necessary to the functionality and production of our products and has conducted a RCOI, as described in this Report. Based on the RCOI, some of the Conflict Minerals used in the Company’s products may have originated in the Covered Countries and may not have only originated from scrap and recycled sources. The Company performed due diligence measures on the source and chain of custody of these Conflict Minerals, as described in this Report.
This Report describes our products and the review and diligence process undertaken for products that were manufactured or contracted to be manufactured during calendar year 2022 and that contain Conflict Minerals. Pursuant to the April 29, 2014 “Statement on the Effect of the Recent Court of Appeals Decision on the Conflict Minerals Rule,” issued by Keith F. Higgins, Director, SEC Division of Corporate Finance, the Company is not required to describe its products as “DRC Conflict Free” or “DRC Conflict Undeterminable.” Moreover, the Company is not required to obtain, and has not obtained, an independent private sector audit of this Report.
For important disclosures regarding the website references and forward-looking statements contained in this Report, please see the section of the Report titled “Additional Information.”
Company and Product Descriptions
The Company is a leading global designer, developer, fabless manufacturer and marketer of sensor integrated circuits (“ICs”) and application-specific analog power ICs enabling important emerging technologies in the automotive and industrial markets. The Company is a leading supplier of magnetic sensor IC solutions worldwide, driven by its market leadership in the automotive market. The Company’s products are foundational to automotive and industrial electronic systems. Sensor ICs designed and developed by the Company enable customers to precisely measure motion, speed, position and current, while the Company’s power ICs include high-temperature and high-voltage capable motor drivers, power management ICs, light emitting diode driver ICs and isolated gate drivers.
Our product portfolio includes over 1,000 products across a range of high-performance analog mixed-signal semiconductors and includes magnetic sensor ICs, and power ICs. We apply our deep technology know-how to deliver magnetic sensing IC and power IC solutions to: (i) sense speed, position, and current and to enable electric powertrains, improve vehicle fuel efficiency and CO2 emissions, enable safer cars through advanced driver assistance systems and safety features, and enhance factory automation and clean energy systems; (ii) regulate systems to improve safety and power efficiency and ultimately reduce solution size; and (iii) drive motors through our advanced, proprietary algorithms that provide industry-leading reliability and energy efficiency, with minimal audible noise and vibration.
For calendar year 2022, our in-scope products that contain Conflict Minerals that may have originated from a Covered Country included both our magnetic sensor and power ICs. Conflict Minerals were necessary to the functionality and production of our ICs for the year ended December 31, 2022.
Overview of Allegro’s Ethical Minerals Program
We are committed to the ethical and responsible sourcing of minerals and have enacted our Conflict Minerals – 3TG Sourcing Policy to prevent the 3TG procured for manufacturing from directly, or indirectly, benefitting armed groups, violence, or human rights violations in the Covered Countries. Our Conflict Minerals – 3TG Sourcing Policy, as well as our Cobalt and Mica Sourcing Policy are publicly available on our website (https://www.allegromicro.com/en/design-support/quality-and-environment under “Policies and Declarations”). These policies are the foundation for our ethical minerals program and are designed to improve mineral sourcing decisions through:
•Installing company-wide programs and procedures supporting the Responsible Minerals Initiative (“RMI”) aimed at eradicating armed conflict, violence, and human right violations.
•Mapping mineral supply chains and minerals sources utilizing RCOI data, smelter databases, and the Responsible Minerals Assurance Program (“RMAP”) to identify smelters or refiners (“SORs”) as conformant to the Organization for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict Affected High Risk Areas (the “OECD Guidance”).
•Requiring suppliers to have a policy or program in place that aims to have all 3TG utilized ethically sourced, conflict free and reported to stakeholders within the Conflict Minerals Reporting Template (“CMRT”).
•Working to improve 3TG sourcing decisions and communicating with stakeholders concerning 3TG mineral supply chain changes that need attention.
•Taking corrective actions to enable ethical sourcing and a conflict-free 3TG supply chain.
•When SOR facilities cannot be confirmed or denied as sourcing from Covered Countries, those suppliers may be audited and subjected to an executive decision on future sourcing options.
Reasonable Country of Origin Inquiry
RCOI Process
For the year ended December 31, 2022, we utilized the following process to conduct our RCOI. We conducted an annual survey utilizing the CMRT to survey our supply chain for any Conflict Minerals necessary for production and manufacturing to identify the SOR facilities our suppliers use when manufacturing our products. Any suppliers that may use Conflict Minerals were identified, provided our Conflict Minerals – 3TG Sourcing Policy, the latest version of the CMRT, and were asked to complete and return the CMRT. Submitted supplier CMRTs were then reviewed for accuracy and completeness. Any areas of concern were identified to the supplier for more details and any amendments. The SOR facilities were then cross-checked with the RMI facilities database, which contains the current status of all facilities as active and conformant. For any facilities identified to not be active and conformant to RMAP, or another responsible mineral validation program, we attempted to contact the SOR facility directly to request that the country of origin be identified for the Conflict Minerals used in the manufacturing of our products. As part of that outreach, we encouraged the contacted SOR facility to engage in the RMI’s RMAP. All RCOI surveys and direct communications with SOR facilities were retained within our compliance database and reviewed.
RCOI Results
The results of our RCOI for the year ending December 31, 2022, are as follows:
◦100% of suppliers identified as utilizing Conflict Minerals that are necessary for the production and manufacturing of our parts provided responses to the CMRT.
◦144 SOR facilities were identified on supplier’s CMRTs.
◦Of the 144 facilities, we have reason to believe that 18 may have sourced Conflict Minerals from the Covered Countries and are in conformance with RMAP. Of the 144 facilities, 143 were audited by the RMI and validated against RMAP as active and conformant facilities. One facility fell out of the audit cycle, but this facility is engaged with RMAP, is in progress of being reaudited, and is being evaluated to determine if it is conformant. Three facilities were later dispositioned due to no longer being active and remaining conformant to RMAP. We performed additional activities on these four (4) facilities through supplier engagement and ongoing monitoring. Our suppliers engaged with the supply chain to ensure the facilities are brought into conformance or removed. The three (3) facilities that became inactive were removed from the supply chain. We are actively monitoring the progress of the final facility’s RMAP audit and will continue to engage with the supplier to ensure RMAP conformance or removal from the supply chain.
Based on the RCOI conducted by the Company described above, we have reason to believe that some of the Conflict Minerals used in the Company’s products may have originated in the Covered Countries and may not have only originated from scrap and recycled sources. Therefore, we exercised due diligence on the source and chain of custody of Conflict Minerals, in accordance with our ethical minerals program.
Design of Allegro’s Ethical Minerals Program and Due Diligence Process
Allegro has implemented management systems and due diligence processes, including an internal written procedure (our “Ethical Minerals Program”) as a key component for supply chain management, compliance disclosures, and reporting as related to the Conflict Minerals necessary to the functionality or production of products that the Company manufactures and contracts to manufacture. Our Ethical Minerals Program is designed to conform with the five-step framework contained in the OECD Guidance. Our Ethical Minerals Program works in connection with our Supplier Code of Conduct, which is publicly available on our website (https://www.allegromicro.com/en/about-allegro/corporate-responsibility).
Ethical Minerals Program
The following is a summary of the steps we take as part of our Ethical Minerals Program, as it related to the OEC Guidance:
Step 1: Maintain strong company management systems
•Responsible Mineral Sourcing Policies: We maintain supply chain mineral sourcing policies that are regularly reviewed and updated. The scope of these policies is minerals that originate from conflict affected high risk areas identified by the OECD (“CAHRAs”), including the Covered Countries. These policies are aligned to the OECD Guidance, require our suppliers to have similar policies in place, and establish the importance of responsible mineral supply chains to Allegro. These policies are publicly available on our website (https://www.allegromicro.com/en/design-support/quality-and-environment under “Policies and Declarations”).
•Internal Ethical Minerals Team: We established an internal team that is tasked with enforcing our Conflict Minerals – 3TG Sourcing Policy and implementing our Ethical Minerals Program. The Director of Quality Management Systems leads our Ethical Minerals Program, reporting to our Sr. Director of Quality and Reliability. Our internal team is supported by the Sr. Vice President of Operations and Quality. The internal team provides reports every other week to stakeholders and the Director of Quality Management Systems, and quarterly reports to the Sr. Director of Quality and Reliability and the Vice President of Operations and Quality to manage the supply chain. These quarterly reports include any escalations related to nonconformant SORs that cannot be removed from the supply chain, metrics on CMRTS and Extended Minerals Reporting Templates (“EMRTs”), and information on suppliers from whom we have not been able to obtain a CMRT. In 2022, no internal quarterly reporting was necessary regarding nonconformant SORs that cannot be removed from the supply chain or unresponsive CMRTs because we did not have any instances of either of these types of events occurring.
•RMI Membership: We are a member of the Responsible Business Alliance (RBA) and a full member of the RMI. As regular participants in RMI’s members-only meetings and work groups, we benefit from industry-wide learning and can engage with other industry stakeholders. An integral part of our Ethical Minerals Program is the RCOI data the RMI provides to us in connection with our risk assessment and due diligence practices.
•Supplier Compliance Management System: A third-party management system is maintained by our internal ethical minerals team and is utilized for the approval or rejection of a supplier’s compliance documents, including the CMRT and EMRT. This is a multi-tiered approval system that has numerous controls in place to ensure compliance records are acceptable according to Company policies. This database is used to internally maintain records that are related to the responsible souring of minerals, including annual and ad hoc updates.
•Due Diligence Tools: We utilize the latest CMRT published by the RMI to survey our suppliers, map our supply chain, and identify the SORs that process the necessary Conflict Minerals contained in our products and the minerals’ country of origin. Our internal monitoring and control tools are used in connection with our supplier compliance management system to identify when smelters are dispositioned from the RMI’s conformant facilities list and which suppliers utilize those facilities and require engagement and supply chain updates.
•Supplier Engagement: To routinely engage with our suppliers, we have established our compliance management system to request annual updates to the CMRT and communicate our Conflict Minerals – 3TG Policy. We have also established supplier contacts within the ethical minerals team that are directly responsible for supplier outreach. These supplier contacts utilize a report provided every other week with information from our supplier compliance management system to assist with supplier engagement. Other members of the ethical minerals team also engage with suppliers via meetings, email, and phone when additional information is required or updates are needed relating to supply chain mapping, traceability, smelter dispositions, or corrective actions.
•Objective Evidence: Documents that are directly related to Conflict Minerals are stored within our management system including the CMRT and EMRT. Our management system also serves as a record retention platform, keeping a historical archive of all past records related to Conflict Minerals.
•Company Grievance Mechanism: We implemented a grievance mechanism for our employees, suppliers, and any other stakeholders to report any concerns, anonymously, as they relate to the responsible sourcing of minerals and corporate responsibility. We also encourage our suppliers and any other stakeholder to report any grievances to the RMI. Our corporate grievance mechanism is available publicly on our website (https://investors.allegromicro.com/corporate-governance). The RMI’s grievance mechanism is available on the RMI website (https://mineralsgrievanceplatform.org/).
Step 2: Identify and assess risks in the supply chain
•Risk Assessment Tools: Our risk assessment process relies heavily on third-party tools and information systems from the RMI. The third-party tools used for assessing the risks associated with Conflict Minerals are the CMRT, RMI Facilities Database, and RCOI data. These tools are used to verify details on our suppliers’ CMRTs and identify risks from the supply chain map. We have developed the CMRT Checker Tool for crosschecking all SORs across all of our suppliers’ CMRTs against the RMI’s Facilities Database. This tool allows us to monitor the applicable facilities for dispositions, request updates from suppliers when needed, and assess risks in the supply chain. The EMRT is another third-party tool that is used to assess risks in the supply chain as they are related to Cobalt and Mica, allowing for the supply chain to be mapped in a similar capacity to the CMRT.
•Annual Survey: Our risk assessment process involves conducting an annual survey of all direct suppliers to identify any Conflict Minerals in our products that may have originated in Covered Countries. This survey is designed to disclose the SORs that processed the Conflict Minerals and the country of origin. When we receive a CMRT from a supplier, it goes through an approval process within our database management system to verify the details as both accurate and complete. If there are any concerns relating to the CMRT’s accuracy or completeness, it is sent back to the supplier requesting additional details be provided. Our database management system sends notifications to customers automatically when it is time to provide an update to the CMRT. This database management system is utilized for annual and ad hoc updates of suppliers’ CMRTs and EMRTs.
•Risk Assessment Scope: The scope of our risk assessment includes upholding our Supplier Code of Conduct and Conflict Minerals – 3TG Sourcing Policy. Expectations are communicated to all suppliers within our Supplier Code of Conduct.
•Perform Spot Checks: Spot checks are performed at SOR facilities that are not conformant to a responsible mineral sourcing validation program by attempting to have the facility engage with RMAP and allow us to review and audit their due diligence practices, mineral trade routes, chain of custody information, and mineral country of origin information, in person, virtually, or via third party auditing firms that have been approved by the RMI. When a smelting and refining facility does not allow us to perform a spot check in person or virtually, the issue is escalated to our leadership team, and an executive decision is required to send a third-party auditing firm to the facility or remove the facility from the supply chain altogether. The RMI approved third party auditing firms are listed on the RMI’s website (https://www.responsiblemineralsinitiative.org/responsible-minerals-assurance-process/rmap-audit-firm-and-auditor-approval/)
Step 3: Execute a strategy to respond to identified risks
•Risk Management Plan: Our risk management plan is heavily reliant on the RMI’s RMAP to validate SOR facilities as active and conformant to the OECD Guidance. RMAP is designed as a due diligence measure that audits the procurement, smelting, and refining practices of facilities processing Conflict Minerals from the Covered Countries, or other CAHRAs, that may not be from recycled or scrap resources. The RCOI data provided by the RMI bimonthly allows for a RCOI to be performed to identify and respond to any location-based risks.
•Risk Monitoring: We have a monitoring, measuring and reporting process in place to monitor risks on an ongoing basis. This process is set forth in our written ethical minerals procedure that we utilize as part of our Conflict Minerals Program. Records of supplier CMRTs that have, and have not, been obtained are monitored and reported from the compliance module and within the supplier compliance dashboard. The supplier compliance dashboard produces and distributes a report every other week detailing this information to all internal Conflict Minerals stakeholders.

•Reporting Findings: In addition to the biweekly supplier compliance dashboard report that is produced, any findings are presented to the Company’s leadership team in a quarterly report, containing any necessary escalations related to securing the Conflict Minerals supply chain. Escalations are processed by the leadership team to bring suppliers into conformance, otherwise they are removed from the supply chain by enforcing our Supplier Code of Conduct and Conflict Minerals – 3TG Sourcing Policy.
•Report Findings to Senior Management: Status updates are provided to our ethical minerals leadership team summarizing the information gathered during our annual survey for Conflict Minerals, results of the risk assessment, due diligence activities, and risk mitigation efforts.
Step 4: Carry out independent third-party audit of SORs’ due diligence practices
•Our membership to RMI allows us to utilize RMAP. RMAP is a third-party assessment of the management systems and mineral sourcing practices of SORs for compliance with OECD Guidance and RMAP standards. RMAP is an integral part of our due diligence process.
•Our membership to RMI allows us to utilize RCOI data, which is a product of RMI’s RMAP audit activities. RCOI data updates are distributed every other month for use in supply chain traceability.
•A member of our ethical minerals team is an active participant in the RMI’s workgroups that are responsible for the ongoing improvement of the RMI’s templates, programs, and initiatives.
Step 5: Report annually on supply chain due diligence
•We are not a direct purchaser of 3TG; our supply chain partners purchase 3TG on our behalf to enable us to manufacture our products. We impose our Conflict Minerals – 3TG Sourcing Policy upon our supply chain, requiring them to provide a CMRT annually along with updates, as requested. After performing due diligence on a supplier’s CMRT, the CMRT is approved by the ethical minerals team members and is rolled up into our company-level CMRT, along with the approved CMRTs from our other suppliers. If the supplier CMRT is not approved, the supplier is given the opportunity to comply with our Conflict Minerals – 3TG Sourcing Policy and supplier outreach begins. If supplier outreach is not successful in bringing the supplier into compliance with our Conflict Minerals – 3TG Policy, the CMRT is escalated to the leadership of the ethical minerals team. This process allows for annual updates to our company-level CMRT. If the ethical minerals team leadership is not successful in bringing the supplier into conformance with our Supplier Code of Conduct and Conflict Minerals – 3TG Sourcing Policy, the supplier is removed from the supply chain entirely.
•We prepare a Form – Specialized Disclosure Report on Conflict Minerals (“Form SD”) on an annual basis that includes the contents of our company-level CMRT, due diligence description and results, and conclusions. Our Form SD is publicly filed with SEC and available on the SEC’s website at www.sec.gov. In addition, this Report is available on our website at https://www.allegromicro.com/en/about-allegro/corporate-responsibility/sustainability.
Supplier Outreach
Our supplier outreach efforts for the Conflict Minerals necessary for the production or manufacturing of our products for the reporting period ending December 31, 2022, are as follows:
◦Conducted a survey of all applicable suppliers with the CMRT to identify the SOR facilities within our supply chain that process the Conflict Minerals necessary for the production or manufacturing of our products.
◦Reviewed the CMRTs provided by suppliers for completeness and accuracy and communicated any concerns with suppliers to obtain additional information and details.
◦Our response rate for supplier CMRTs was 100% (50 total).
◦Validated SOR facilities as active and conformant to RMAP.
◦Monitored, tracked, and reported on suppliers that fell out of conformance with our Conflict Minerals – 3TG Sourcing Policy based on biweekly and quarterly compliance status reports.
◦Mitigated risks identified on supplier CMRTs by directly communicating with suppliers to engage SOR facilities to participate in RMAP and align to the OECD Guidance.
◦Our ethical minerals team received quarterly consultations from a third-party consulting firm to review our Ethical Mineral Program and align with industry best practices.
Results of Due Diligence Process
The results of our due diligence efforts for the reporting period ending December 31, 2022, are as follows:

◦144 SOR facilities were identified utilizing the CMRT. Of those 144 facilities, one facility was identified as not yet being conformant to RMAP.
◦We requested our suppliers to continue engaging with the SOR facility that was not yet conformant to continue with RMAP and to perform any appropriate corrective actions.
◦After engaging with our suppliers, we upheld our Supplier Code of Conduct and Conflict Minerals – 3TG Sourcing Policy by successfully removing any inactive facilities from the supply chain, engaging in ongoing monitoring and working with supply chain partners to ensure conformance to RMAP is maintained.
Conclusion
For the period ended December 31, 2022, the Company has concluded, in good faith, that it contracts with others to manufacture and produce parts where Conflict Minerals are necessary for the functionality or production of our products. Based on our RCOI, we have reason to believe that some of the Conflict Minerals used in the manufacturing of our products may have originated in Covered Countries and may not only be from recycled or scrap resources. The Company has exercised due diligence on the source and chain of custody of those Conflict Minerals in accordance with our Ethical Minerals Program and OECD Guidance.
A summary of the results of our due diligence process for the year ended December 31, 2022 is provided in the table below, and a detailed disclosure by Conflict Mineral type of each facility in our supply chain that provides Conflict Minerals, including the company name, unique company identifier, and country location is provided on the following pages.

Year Ended December 31, 2022:	Conformant:	Active:	Non-Conformant:	Inactive:	Total:
Tin	41	1	0	3	45
Tantalum	24	0	0	0	24
Tungsten	21	0	0	0	21
Gold	54	0	0	0	54
Total:	143	1	0	0	144
This is the Company’s first Report required by the Conflict Minerals rules and regulations promulgated by the SEC.
Additional Information
References to websites in this Report are provided for reference and general information only, and the contents of such websites are not incorporated by reference into this Report, nor are they deemed to be “filed” with the SEC to the extent that this Report is incorporated by reference into any filing pursuant to the Exchange Act.
This Report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in Report that do not relate to matters of historical fact should be considered forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “estimate,” “target,” “mission,” “may,” “will,” “would,” “project,” “predict,” “contemplate,” “potential,” or the negative thereof and similar words and expressions. Forward-looking statements are based on management’s current expectations, beliefs and assumptions and on information currently available to us. Such statements are subject to a number of known and unknown risks, uncertainties and assumptions, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the SEC on May 25, 2023, as any such factors may be updated or supplemented from time to time in our other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov and the Investors Relations page of our website at investors.allegromicro.com. All forward-looking statements speak only as of the date of this Report and, except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Tin Facilities:

Company Identifier	Conflict Mineral	Company Name	Country
CID000228	Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA
CID000292	Tin	Alpha	UNITED STATES OF AMERICA
CID000402	Tin	Dowa	JAPAN
CID000438	Tin	EM Vinto	BOLIVIA
CID000468	Tin	Fenix Metals	POLAND
CID000538	Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA
CID001070	Tin	China Tin Group Co., Ltd.	CHINA
CID001105	Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA
CID001142	Tin	Metallic Resources, Inc.	UNITED STATES OF AMERICA
CID001173	Tin	Mineracao Taboca S.A.	BRAZIL
CID001182	Tin	Minsur	PERU
CID001191	Tin	Mitsubishi Materials Corporation	JAPAN
CID001231	Tin	Jiangxi New Nanshan Technology Ltd.	CHINA
CID001314	Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND
CID001337	Tin	Operaciones Metalurgicas S.A.	BOLIVIA
CID001399	Tin	PT Artha Cipta Langgeng	INDONESIA
CID001406	Tin	PT Babel Surya Alam Lestari	INDONESIA
CID001453	Tin	PT Mitra Stania Prima	INDONESIA
CID001458	Tin	PT Prima Timah Utama	INDONESIA
CID001460	Tin	PT Refined Bangka Tin	INDONESIA
CID001463	Tin	PT Sariwiguna Binasentosa	INDONESIA
CID001468	Tin	PT Stanindo Inti Perkasa	INDONESIA
CID001477	Tin	PT Timah Tbk Kundur	INDONESIA
CID001482	Tin	PT Timah Tbk Mentok	INDONESIA
CID001486	Tin	PT Timah Nusantara	INDONESIA
CID001490	Tin	PT Tinindo Inter Nusa	INDONESIA
CID001539	Tin	Rui Da Hung	TAIWAN
CID001898	Tin	Thaisarco	THAILAND
CID002036	Tin	White Solder Metalurgia e Mineracao Ltda.	BRAZIL
CID002158	Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA
CID002180	Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	CHINA
CID002503	Tin	PT ATD Makmur Mandiri Jaya	INDONESIA
CID002517	Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES
CID002593	Tin	PT Rajehan Ariq	INDONESIA
CID002773	Tin	Metallo Belgium N.V.	BELGIUM
CID002774	Tin	Metallo Spain S.L.U.	SPAIN
CID002834	Tin	Thai Nguyen Mining and Metallurgy Co., Ltd.	VIETNAM
CID002835	Tin	PT Menara Cipta Mulia	INDONESIA
CID003116	Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CHINA
CID003190	Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	CHINA
CID003205	Tin	PT Bangka Serumpun	INDONESIA
CID003325	Tin	Tin Technology & Refining	UNITED STATES OF AMERICA
CID003379	Tin	Ma'anshan Weitai Tin Co., Ltd.	CHINA

CID003381	Tin	PT Rajawali Rimba Perkasa	INDONESIA
CID003387	Tin	Luna Smelter, Ltd.	RWANDA
Tungsten Facilities:

Company Identifier	Conflict Mineral	Company Name	Country
CID000004	Tungsten	A.L.M.T. Corp.	JAPAN
CID000105	Tungsten	Kennametal Huntsville	UNITED STATES OF AMERICA
CID000218	Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA
CID000258	Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA
CID000568	Tungsten	Global Tungsten & Powders Corp.	UNITED STATES OF AMERICA
CID000769	Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA
CID000825	Tungsten	Japan New Metals Co., Ltd.	JAPAN
CID000875	Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA
CID002044	Tungsten	Wolfram Bergbau und Hutten AG	AUSTRIA
CID002082	Tungsten	Xiamen Tungsten Co., Ltd.	CHINA
CID002316	Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA
CID002318	Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA
CID002320	Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA
CID002321	Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA
CID002494	Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA
CID002513	Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CHINA
CID002541	Tungsten	H.C. Starck Tungsten GmbH	GERMANY
CID002542	Tungsten	TANIOBIS Smelting GmbH & Co. KG	GERMANY
CID002543	Tungsten	Masan High-Tech Materials	VIETNAM
CID002551	Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA
CID002589	Tungsten	Niagara Refining LLC	UNITED STATES OF AMERICA
Tantalum Facilities:

Company Identifier	Conflict Mineral	Company Name	Country
CID000211	Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA
CID000460	Tantalum	F&X Electro-Materials Ltd.	CHINA
CID000616	Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	CHINA
CID000914	Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA
CID000917	Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA
CID001163	Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA
CID001192	Tantalum	Mitsui Mining and Smelting Co., Ltd.	JAPAN
CID001200	Tantalum	NPM Silmet AS	ESTONIA
CID001277	Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA
CID001869	Tantalum	Taki Chemical Co., Ltd.	JAPAN
CID001969	Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN
CID002492	Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA
CID002504	Tantalum	D Block Metals, LLC	UNITED STATES OF AMERICA
CID002505	Tantalum	FIR Metals & Resource Ltd.	CHINA
CID002512	Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CHINA
CID002544	Tantalum	TANIOBIS Co., Ltd.	THAILAND

CID002545	Tantalum	TANIOBIS GmbH	GERMANY
CID002547	Tantalum	H.C. Starck Hermsdorf GmbH	GERMANY
CID002548	Tantalum	H.C. Starck Inc.	UNITED STATES OF AMERICA
CID002549	Tantalum	TANIOBIS Japan Co., Ltd.	JAPAN
CID002550	Tantalum	TANIOBIS Smelting GmbH & Co. KG	GERMANY
CID002557	Tantalum	Global Advanced Metals Boyertown	UNITED STATES OF AMERICA
CID002558	Tantalum	Global Advanced Metals Aizu	JAPAN
CID002842	Tantalum	Jiangxi Tuohong New Raw Material	CHINA
Gold Facilities:

Company Identifier	Conflict Mineral	Company Name	Country
CID000019	Gold	Aida Chemical Industries Co., Ltd.	JAPAN
CID000035	Gold	Agosi AG	GERMANY
CID000058	Gold	AngloGold Ashanti Corrego do Sitio Mineracao	BRAZIL
CID000077	Gold	Argor-Heraeus S.A.	SWITZERLAND
CID000082	Gold	Asahi Pretec Corp.	JAPAN
CID000090	Gold	Asaka Riken Co., Ltd.	JAPAN
CID000113	Gold	Aurubis AG	GERMANY
CID000157	Gold	Boliden AB	SWEDEN
CID000176	Gold	C. Hafner GmbH + Co. KG	GERMANY
CID000233	Gold	Chimet S.p.A.	ITALY
CID000401	Gold	Dowa	JAPAN
CID000425	Gold	Eco-System Recycling Co., Ltd. East Plant	JAPAN
CID000694	Gold	Heimerle + Meule GmbH	GERMANY
CID000707	Gold	Heraeus Metals Hong Kong Ltd.	CHINA
CID000711	Gold	Heraeus Germany GmbH Co. KG	GERMANY
CID000801	Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CHINA
CID000807	Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN
CID000814	Gold	Istanbul Gold Refinery	TURKEY
CID000855	Gold	Jiangxi Copper Co., Ltd.	CHINA
CID000920	Gold	Asahi Refining USA Inc.	UNITED STATES OF AMERICA
CID000924	Gold	Asahi Refining Canada Ltd.	CANADA
CID000937	Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN
CID000969	Gold	Kennecott Utah Copper LLC	UNITED STATES OF AMERICA
CID000981	Gold	Kojima Chemicals Co., Ltd.	JAPAN
CID001078	Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF
CID001119	Gold	Matsuda Sangyo Co., Ltd.	JAPAN
CID001147	Gold	Metalor Technologies (Suzhou) Ltd.	CHINA
CID001149	Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA
CID001152	Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE
CID001153	Gold	Metalor Technologies S.A.	SWITZERLAND
CID001157	Gold	Metalor USA Refining Corporation	UNITED STATES OF AMERICA
CID001161	Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	MEXICO
CID001188	Gold	Mitsubishi Materials Corporation	JAPAN
CID001193	Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN
CID001259	Gold	Nihon Material Co., Ltd.	JAPAN

CID001352	Gold	PAMP S.A.	SWITZERLAND
CID001512	Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA
CID001534	Gold	Royal Canadian Mint	CANADA
CID001585	Gold	SEMPSA Joyeria Plateria S.A.	SPAIN
CID001622	Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA
CID001736	Gold	Sichuan Tianze Precious Metals Co., Ltd.	CHINA
CID001761	Gold	Solar Applied Materials Technology Corp.	TAIWAN
CID001798	Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN
CID001875	Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN
CID001916	Gold	Shandong Gold Smelting Co., Ltd.	CHINA
CID001938	Gold	Tokuriki Honten Co., Ltd.	JAPAN
CID001980	Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM
CID001993	Gold	United Precious Metal Refining, Inc.	UNITED STATES OF AMERICA
CID002003	Gold	Valcambi S.A.	SWITZERLAND
CID002030	Gold	Western Australian Mint (T/a The Perth Mint)	AUSTRALIA
CID002224	Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA
CID002243	Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	CHINA
CID002778	Gold	WIELAND Edelmetalle GmbH	GERMANY
CID002779	Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	AUSTRIA